Exhibit 10.8

AMENDED & RESTATED SUPPORT AGREEMENT

This Amended and Restated Support Agreement (this “Agreement”), dated as of 25 July, 2022, is entered into by and among Ventoux CCM Acquisition Corp., a Delaware corporation (“Acquiror”), E La Carte, Inc., a Delaware corporation (the “Company”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and Acquiror, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, Acquiror, the Company, Ventoux Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“First Merger Sub”) and Ventoux Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiror (“Second Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated November 10, 2021 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) First Merger Sub will merge with and into the Company (the “First Merger”), and immediately following the First Merger, the Company will merge with and into Second Merger Sub, with Second Merger Sub continuing on as the surviving corporation and a wholly owned subsidiary of Acquiror (together with the First Merger, the “Mergers”);

WHEREAS, concurrently herewith, Acquiror, the Company, First Merger Sub and Second Merger Sub have entered into that certain second amendment to the Merger Agreement (“Second Amendment to Merger Agreement”);

WHEREAS, as of the date hereof, each Stockholder is the sole record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and vote, the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name on Schedule 1 of this Agreement (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”); and such Owned Shares, together with (1) any additional shares of Company Common Stock and Company Preferred Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Common Stock and Company Preferred Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, pursuant to their terms, upon consummation of the Mergers, each of the following agreements will automatically terminate without any further action on the part of the parties thereto pursuant to their respective terms: (i) that certain Third Amended and Restated Investors’ Rights Agreement, dated as of January 6, 2020, by and among the Company and the Investors (as defined therein) (the “Investors’ Rights Agreement”); (ii) that certain Third Amended and Restated Voting and Drag-Along Agreement, dated as of January 6, 2020, by and among the Company and the Stockholders (as defined therein) (the “Voting Agreement”); and (iii) that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of January 6, 2020 by and among the Company, the Key Holders (as defined therein) and the Investors (as defined therein) (the “ROFR Agreement” and, together with the Investors’ Rights Agreement and the Voting Agreement, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror, First Merger Sub and Second Merger Sub to enter into the Second Amendment to Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 5 and the last paragraph of this Section 1, the Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, on (or effective as of) the second (2nd) Business Day following the date that the consent solicitation statement/prospectus included in the Registration Statement is disseminated to the Company’s stockholders (following the date the Registration Statement becomes effective), a written consent in a form to be reasonably agreed between the Company and Acquiror after the date hereof, as shall be revised if needed to address any comments from the SEC, with respect to all of the Stockholder’s Covered Shares. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) waive any rights of first refusal set forth in Section 2 of the ROFR Agreement;

(b) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Mergers, the adoption of the Merger Agreement, and any other matters reasonably requested by the Company that are necessary for the consummation of the Mergers and the other transactions contemplated by the Merger Agreement;

(d) in any other circumstances upon which a consent or other approval is required under the Company’s governing documents or the Investment Agreements with respect to the Merger Agreement or the other transactions contemplated by the Merger Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;

(e) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Business Combination Proposal other than with the Acquiror, its stockholders and their respective Affiliates and Representatives and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Company Board or the Company Board has previously recommended the Mergers but changed such recommendation.

2. Lock-up.

(a) Subject to Section 2(b), the Stockholder agrees that it shall not sell, publicly offer to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”) any issued and outstanding Acquiror Common Stock held by such Stockholder as of and immediately following the Closing Date (in respect of the Stockholder, the “Lock-up Shares”) during the period beginning on the Closing Date until, in respect of all of its, his or her Lock-up Shares, the date that is eighteen (18) months from and after the Closing Date (such period, the “Lock-up Period”); provided, that such prohibition shall not apply to Transfers (x) permitted pursuant to Section 2(b) or (y) permitted pursuant to the organizational documents of Acquiror, as in effect on the Closing Date, as the same may be amended from time to time (the “Governing Documents”).

(b) Notwithstanding the provision set forth in Section 2(a), Transfers of Lockup Shares that are that are held by a Stockholder or any of their permitted transferees (that have complied with this Section 2(b)) are permitted in accordance with the Governing Documents; provided, however, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 2(b) shall not relieve the Stockholder of its obligations under this Agreement.

(c) During the applicable Lock-Up Period for the respective Stockholders, any purported Transfer of applicable Lock-Up Shares not in accordance with this Agreement shall be null and void, and Acquiror shall refuse to recognize any such Transfer for any purpose.

(d) The Stockholders acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Lock-Up Shares beneficially owned or otherwise held by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

3. Closing Date Deliverables. On the Closing Date, each Stockholder shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor, and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement.

4. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) such time that the Merger Agreement (including any exhibits, schedules or agreements referred to therein) shall be amended, modified or supplemented such that a Stockholder is disproportionately and adversely impacted relative to the other stockholders holding the same class of Company Capital Stock without the prior written consent of the applicable Stockholder, (iv) such time that a provision in the Merger Agreement shall be waived by the Company such that a Stockholder is disproportionately and adversely impacted relative to the other stockholders holding the same class of Company Stock; and (v) the time this Agreement is terminated upon the mutual written agreement of the Company, Acquiror and the Stockholder (the earliest such date under clause (i), (ii), (iii), (iv), and (v) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Section 2 and Sections 11 through 22 shall survive the termination of this Agreement; provided, further, that the termination of this Agreement shall not relieve any Party from liability arising from any actual fraud in respect of this Agreement prior to such termination.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally, and not jointly, as to itself only) to the Acquiror as follows:

(a) Such Stockholder is the sole beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein.

(b) Such Stockholder, in each case except as provided in this Agreement, the Investment Agreements or the governing documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if the Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party hereto, constitutes a legally valid and binding agreement of such Stockholder enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Mergers or the other transactions contemplated by the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Mergers and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the governing documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 6(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently, based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement and that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

7. Certain Covenants of the Stockholders. Other than in accordance with the other terms of this Agreement, each Stockholder severally and not jointly, hereby covenants and agrees as follows:

(a) Subject to Section 8 hereof, prior to the Termination Date, the Stockholder shall not, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal or (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Company Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 6.06 of the Merger Agreement shall not be considered a breach of this Section 7(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its representatives (other than any such representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its representatives of this Section 7(a)).

(b) Each Stockholder hereby irrevocably and unconditionally agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (A) Transfer, or (B) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) publicly announce any intention to effect any transaction specified in clause (A) or (B), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that becomes a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 7(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 7(b) with respect to the Stockholder’s Covered Shares shall be null and void.

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

8. Further Assurances. Hereafter until the Termination Date, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to consummate the transactions contemplated by the Merger Agreement and the Ancillary Agreements. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby and hereby waives its appraisal or dissenter’s right. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholders from enforcing the Stockholders’ rights under this Agreement and the other Agreements entered into by a Stockholder in connection herewith, including the Stockholder’s right to receive the consideration as provided in the Merger Agreement.

9. Disclosure. Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC (but only to the extent such disclosure is required under applicable Law) such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

10. Changes in Company Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and the applicable Stockholder.

12. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties hereto at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 13):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records.

if to the Company, to it at:

E La Carte, Inc.

985 Industrial Road

San Carlos, CA 94070

Attn: Rajat Suri and Ashish Gupta

E-mail: raj@presto.com and ashish@presto.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn: Colin Diamond

E-mail: colin.diamond@whitecase.com

and

White & Case LLP

3000 El Camino Real

2 Palo Alto Square, Suite 900

Palo Alto, California 94306-2109

Attn: Tali Sealman

E-mail: tali.sealman@whitecase.com

and

White & Case LLP

609 Main Street Suite 2900

Houston, Texas 77002

Attn: Emery Choi and Laura Katherine Mann

E-mail: emery.choi@whitecase.com;

             laurakatherine.mann@whitecase.com

if to Acquiror, to it at:

Ventoux CCM Acquisition Corp.

1 East Putnam Avenue, Floor 4

Greenwich, CT 06830

Attn: Edward Scheetz

E-mail: ed.scheetz@gmail.com

with a copy (which shall not constitute notice) to:

Woolery & Co.

1 Pier 76

408 12th Ave

New York, NY 10018

Attn: Mathew J. Saur

E-mail: Mathew@wooleryco.com

and

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. During the term of this Agreement, all rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

15. Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company and Acquiror.

16. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

17. Governing Law and Venue; Service of Process; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the District Courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 17. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or Acquiror, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

19. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

20. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

22. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

23. Capacity as a Stockholder or Proxy holder. Notwithstanding anything herein to the contrary, the Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or Proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Stockholder, proxy holder or any Affiliate, employee or designee of the Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any action undertaken by or any breach, default, or violation of any representation, warranty, covenant or agreement by any other Stockholder that is also a Party hereto or the Company and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

24. Affiliate Agreements. The Stockholder irrevocably and unconditionally hereby agrees and consents to the termination of all affiliate arrangements indicated for termination as set forth in Schedule 2 hereto, to which the Stockholder is party, effective as of the Effective Time without any liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

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IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

VENTOUX CCM ACQUISITION CORP.

By:	/s/ Edward Scheetz
Name:	Edward Scheetz
Title:	Chief Executive Officer

E LA CARTE, INC.

By:	/s/ Rajat Suri
Name:	Rajat Suri
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

STOCKHOLDERS

RAJAT SURI

By:	/s/ Rajat Suri
Name:	Rajat Suri
Title:	Chief Executive Officer

ROMULUS CAPITAL III, L.P.

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Officer

ROMULUS CAPITAL II, L.P.

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Officer

KKG ENTERPRISES LLC

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Officer

ROMULUS CAPITAL I, L.P.

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Officer

[Signature Page to Support Agreement]

ROMULUS ELC B3 SPECIAL OPPORTUNITY, L.P.

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Officer

ZAFFRAN SPECIAL OPPORTUNITIES LLC

By:	/s/ Krishna Gupta
Name:	Krishna Gupta
Title:	Authorized Officer

I2BF GLOBAL INVESTEMNTS LTD.

By:	/s/ Ilya Golubovich
Name:	Ilya Golubovich
Title:	Authorized Officer

[Signature Page to Support Agreement]

Schedule 1

Stockholder Name	Address / Email Address	Number of Common Shares (Fully Diluted)
Rajat Suri	raj@presto.com	9,288,829
Romulus Capital III, L.P.	kkg@romulusgroup.com	9,639,866
Romulus Capital II, L.P.	kkg@romulusgroup.com	4,388,880
Romulus Capital I, L.P.	kkg@romulusgroup.com	291,183
Romulus ELC B3 Special Opportunity, L.P.	kkg@romulusgroup.com	193,648
Zaffran Special Opportunities LLC	kkg@romulusgroup.com	776,092
KKG Enterprises LLC	kkg@romulusgroup.com	345,318
I2BF Global Investments Ltd.	ilyag@i2bf.com	4,536,237

Schedule 2

1. Third Amended and Restated Investors’ Rights Agreement, dated as of January 6, 2020, by and among the Company and the Investors (as defined therein)

2. Third Amended and Restated Voting and Drag-Along Agreement, dated as of January 6, 2020, by and among the Company and the Stockholders (as defined therein)

3. Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of January 6, 2020 by and among the Company, the Key Holders (as defined therein) and the Investors (as defined therein)